EXHIBIT 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Bio-Rad Laboratories, Inc.

We have audited the accompanying consolidated balances sheets of Bio-Rad Laboratories, Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bio-Rad Laboratories, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 5 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”

As discussed in Note 17 to the consolidated financial statements, the consolidated financial statements have been revised to present the results of operations of a component as a discontinued operation.

/s/ Deloitte & Touche LLP

San Francisco, California

March 10, 2004 (December 13, 2004 as to the effects of the discontinued operation discussed in Note 17)

BIO-RAD LABORATORIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$148,642	$27,733
Accounts receivable less allowance of $12,978 in 2003 and $12,122 in 2002	234,085	209,282

Inventories, net:
Raw materials	38,783	40,559
Work in process	38,798	30,790
Finished goods	112,677	95,023

Total inventories	190,258	166,372

Deferred tax assets	46,536	37,052

Prepaid expenses and other current assets	51,357	26,175

Total current assets	670,878	466,614

Property, plant and equipment:
Land and improvements	9,882	9,572
Buildings and leasehold improvements	105,963	80,531
Equipment	273,121	239,404

Total property, plant and equipment	388,966	329,507
Accumulated depreciation	(209,843)	(187,272)

Property, plant and equipment, net	179,123	142,235

Goodwill, net	69,503	69,519
Other assets	67,354	42,335

TOTAL ASSETS	$986,858	$720,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,995	$50,233
Accrued payroll and employee benefits	71,650	62,800
Notes payable	10,215	6,726
Current maturities of long-term debt	208	760
Sales, income and other taxes payable	20,833	17,019
Other current liabilities	77,425	71,392

Total current liabilities	234,326	208,930

Long-term debt, net of current maturities	225,835	105,768
Deferred tax liabilities	13,991	9,839
Other long-term liabilities	16,899	13,079

Total liabilities	491,051	337,616

Commitments and contingent liabilities	—	—

Stockholders’ equity:
Preferred stock, $0.0001 par value, 7,500,000 shares authorized; none outstanding	—	—
Class A common stock, $0.0001 par value, 50,000,000 shares authorized; outstanding 2003—20,709,127; 2002—20,402,462	2	2
Class B common stock, $0.0001 par value, 20,000,000 shares authorized; outstanding 2003—4,834,290; 2002—4,846,942	1	1
Additional paid-in capital	42,164	36,141
Retained earnings	421,012	344,841
Accumulated other comprehensive income:
Currency translation and other	32,628	2,102

Total stockholders’ equity	495,807	383,087

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$986,858	$720,703

The accompanying notes are an integral part of these statements.

BIO-RAD LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Year Ended December 31,
	2003	2002
Net sales	$979,631	$865,006
Cost of good sold	423,401	365,451

Gross profit	556,230	499,555
Selling, general and administrative expense	317,524	281,579
Product research and development expense	91,273	79,788
Interest expense	31,006	28,207
Foreign exchange losses	4,080	5,441
Other income, net	(3,012)	(678)

Income from continuing operations before taxes	115,359	105,218
Provision for income taxes	(38,055)	(36,692)

Income from continuing operations	77,304	68,526
Loss from discontinued operations (net of tax credits of $538 in 2003 and $150 in 2002)	(1,133)	(663)

Net income	$76,171	$67,863

Basic earnings per share:
Continuing operations	$3.04	$2.73
Discontinued operations	(0.04)	(0.03)

Net income	$3.00	$2.70

Weighted average common shares	25,416	25,104

Diluted earnings per share:
Continuing operations	$2.94	$2.63
Discontinued operations	(0.04)	(0.02)

Net income	$2.90	$2.61

Weighted average common shares	26,310	26,021

The accompanying notes are an integral part of these statements.

BIO-RAD LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2003	2002
Cash flows from operating activities:
Cash received from customers	$996,384	$858,121
Cash paid to suppliers and employees	(800,633)	(682,814)
Interest paid	(17,088)	(25,832)
Income tax payments	(51,280)	(43,016)
Miscellaneous receipts	1,928	112
Discontinued operations	(1,671)	(813)

Net cash provided by operating activities	127,640	105,758

Cash flows from investing activities:
Capital expenditures, net	(69,003)	(42,224)
Payments for acquisitions and investments	(16,375)	(8,568)
Purchases of marketable securities and investments	(8,228)	(1,887)
Sales of marketable securities and investments	1,610	493
Foreign currency hedges, net	(14,998)	(2,270)

Net cash used in investing activities	(106,994)	(54,456)

Cash flows from financing activities:
Net borrowings on notes payable	435	5,031
Long-term borrowings	249,335	44,025
Payments on long-term debt	(132,012)	(133,517)
Debt retirement costs on 11 5/8% bonds	(9,467)	—
Debt issuance costs on 7.5% bonds	(5,431)	—
Proceeds from issuance of common stock	5,309	3,047
Reissuance of treasury stock	—	2,287

Net cash provided by (used in) financing activities	108,169	(79,127)

Effect of exchange rate changes on cash	(7,906)	8,429

Net increase (decrease) in cash and cash equivalents	120,909	(19,396)
Cash and cash equivalents at beginning of year	27,733	47,129

Cash and cash equivalents at end of year	$148,642	$27,733

The accompanying notes are an integral part of these statements.

BIO-RAD LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

	Year Ended December 31,
	2003	2002
Common Stock, $0.0001 par value:
Balance at beginning of year	$3	$2
Issuance of common stock	—	1

Balance at end of year	3	3

Additional Paid-In Capital:
Balance at beginning of year	36,141	32,171
Issuance of common stock	5,309	3,047
Tax benefit from exercise of stock options	714	923

Balance at end of year	42,164	36,141

Treasury Stock:
Balance at beginning of year	—	(1,863)
Purchase of treasury stock	—	—
Reissuance of treasury stock	—	1,863

Balance at end of year	—	—

Retained Earnings:
Balance at beginning of year	344,841	276,554
Net income	76,171	67,863
Reissuance of treasury stock at more than cost	—	424

Balance at end of year	421,012	344,841

Accumulated Other Comprehensive Income (Loss):
Balance at beginning of year	2,102	(22,987)
Other comprehensive income	30,526	25,089

Balance at end of year	32,628	2,102

Total Stockholders’ Equity	$495,807	$383,087

Comprehensive Income, net of tax:
Net income	$76,171	$67,863
Currency translation adjustments	28,620	25,241
Net unrealized holding gains (losses)	2,137	(59)
Reclassification adjustments for gains included in net income	(231)	(93)

Total Comprehensive Income	$106,697	$92,952

The accompanying notes are an integral part of these statements.

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Bio-Rad Laboratories, Inc. and all subsidiaries (Bio-Rad or the Company) after elimination of intercompany balances and transactions. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CHANGES IN PRESENTATION

Certain prior year amounts have been reclassified to conform to current year presentation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less which are readily convertible into cash. Cash equivalents are stated at cost, which approximates fair market value.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Cash and cash equivalents are placed with major financial institutions. The Company performs credit evaluation procedures and with the exception of certain developing countries, generally does not require collateral. As a result of increased risk in these countries, some Bio-Rad sales are subject to collateral letters of credit. Credit risk is limited due to the large number of customers and their dispersion across many geographic areas. However, a significant amount of trade receivables are with national healthcare systems in countries within the European Economic Community. The Company does not currently anticipate a credit risk associated with these receivables.

INVENTORY VALUATION

Inventories are valued at the lower of actual cost or market and include material, labor and overhead costs. Management periodically reviews the need for an inventory obsolescence reserve. In evaluating this reserve, technology changes, competition, customer demand and manufacturing quality are considered.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at historical cost. Included in property, plant and equipment is reagent rental equipment. The Company provides these instruments to its customers for use with the Company’s reagents.

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Buildings and leasehold improvements are amortized over 15-30 years or the lives of the leases or improvements, whichever is shorter. With the exception of reagent rental equipment, which is amortized over a 1-5 year period, equipment is depreciated over 3-12 years.

GOODWILL

Goodwill, representing the excess of the cost over the net tangible and identifiable intangible assets of acquired businesses, is stated at cost and through December 31, 2001 had been amortized on a straight-line basis

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

over the estimated future periods to be benefited, typically ten to fifteen years. Beginning January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” which provides that goodwill is no longer subject to amortization over its useful life. Goodwill is assessed annually for impairment applying a fair-value based test or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable (see Note 4).

INCOME TAXES

The Company accounts for income taxes under the asset and liability method which recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between carrying amounts and tax bases of assets and liabilities (see Note 6).

REVENUE RECOGNITION

For products, revenue is recognized when shipped and risk of loss is inconsequential, when persuasive evidence of an arrangement exists, the price to the buyer is fixed and determinable and collectibility is reasonably assured. When a customer enters into a reagent rental agreement (operating-type lease), revenue is recognized over the life of the agreement. Service revenues on extended warranty contracts are recognized ratably over the life of the service agreement or as service is performed, if not under contract. For those equipment sales that necessitate installation, we recognize revenue when installation is complete and customer acceptance has occurred.

SHIPPING AND HANDLING

The Company classifies all freight billed to customers as net sales. Related freight costs are included in cost of goods sold.

SALES RETURNS AND WARRANTY

At the time the related revenue is recognized, a provision is recognized for estimated product returns.

The Company warrants certain equipment against defects in design, materials and workmanship, generally for one year. Upon shipment of that equipment, the Company establishes, as part of cost of goods sold, a provision for the expected costs of such warranty.

Components of the warranty accrual, included in Other current liabilities and Other long-term liabilities, were as follows (in millions):

	2003	2002
January 1	$7.1	$6.1
Provision for warranty	12.0	9.0
Actual warranty costs	(10.0)	(8.0)

December 31	$9.1	$7.1

RESEARCH AND DEVELOPMENT

Internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved.

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOREIGN CURRENCY TRANSLATION

Balance sheet accounts of international subsidiaries are translated at the current exchange rate as of the end of the accounting period. Income statement items are translated at average exchange rates. The resulting translation adjustment is recorded as a separate component of stockholders’ equity.

FORWARD EXCHANGE CONTRACTS

As part of distributing its products, the Company regularly enters into intercompany transactions. The Company enters into forward foreign exchange contracts to hedge against future movements in foreign exchange rates that affect foreign currency denominated intercompany receivables and payables. The Company does not use derivative financial instruments for speculative or trading purposes. In accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” the Company does not seek hedge accounting treatment for these contracts. As a result, these contracts, generally with maturity dates of 90 days or less and related primarily to currencies of industrial countries, are marked to market at each balance sheet date. Exchange gains and losses on these contracts are net of premiums and discounts. The resulting gains or losses offset exchange losses or gains on the related receivables and payables. The cash flows related to these contracts are classified as cash flows from investing activities in the Statement of Cash Flows.

EMPLOYEE STOCK COMPENSATION PLANS

The Company maintains incentive and non-qualified stock option plans for officers and certain other key employees. The Company also has an employee stock purchase plan that provides that eligible employees may contribute toward the purchase of the Company’s Class A common stock. These plans are described more fully in Note 8.

The Company applies the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for those plans. No stock-based employee compensation expense is reflected in net income as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant.

Had compensation cost for the Company’s stock option and stock purchase plans been accounted for under SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company’s proforma net income and earnings per share would have been as follows (in millions, except per share data):

	Year Ended December 31,
	2003	2002
Net income, as reported	$76.2	$67.9
Deduct: Total stock-based employee compensation expense determined under fair value methods for all awards, net of related tax effects	(2.1)	(1.8)

Pro forma net income	$74.1	$66.1

Earnings per share:
Basic-as reported	$3.00	$2.70

Basic-pro forma	$2.91	$2.63

Diluted-as reported	$2.90	$2.61

Diluted-pro forma	$2.82	$2.55

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

EARNINGS PER SHARE

The Company calculates basic earnings per share (EPS) and diluted EPS in accordance with SFAS No. 128, “Earnings per Share.” Basic EPS is computed by dividing net income (loss) by the weighted average number of common shares outstanding for that period. Diluted EPS takes into account the effect of dilutive instruments, such as stock options, and uses the average share price for the period in determining the number of common stock equivalents that are to be added to the weighted average number of shares outstanding. Common stock equivalents are excluded from the diluted earnings per share calculation if the effect would be anti-dilutive. Treasury stock is not considered outstanding for purposes of calculating weighted average shares.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments has been determined using available market information or other appropriate valuation methodologies. Estimates are not necessarily indicative of the amounts that could be realized in a current market exchange as considerable judgment is required in interpreting market data used to develop estimates of fair value. The use of different market assumptions or estimation techniques could have a material effect on the estimated fair value amounts.

The estimated fair value of Bio-Rad’s financial instruments were as follows (in millions):

	Year Ended December 31,
	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Notes receivable and other	$52.9	$58.3	$36.0	$37.2
Total long-term debt	$226.0	$256.2	$106.5	$131.8

Financial instruments (e.g., notes receivable) that have fair values based on discounted cash flows, market quotations, and other appropriate valuation techniques are included in Other assets. Long-term debt has an estimated fair value based on quoted market prices for the same or similar issues.

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, marketable securities, notes payable, and accounts payable, the carrying amounts approximate fair value.

NEW FINANCIAL ACCOUNTING STANDARDS

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” One of the major changes of this statement is to change the accounting for the classification of gains and losses from the extinguishment of debt. The Company adopted SFAS No. 145 as of January 1, 2002 and will follow APB 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” in determining whether such extinguishment of debt may be classified as extraordinary. As a result of adoption, the expenses incurred in the 2003 repurchase of outstanding debt on the open market has been included in interest expense. No other impact from adoption was recognized.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued in June 2002 and addresses accounting for restructuring and similar costs. SFAS No. 146 requires that the liability for costs associated with an exit cost or disposal activity be recognized and measured initially at fair value only when the

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liability is incurred. SFAS No. 146 is effective for exit or disposal activities that were initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the consolidated financial statements of the Company.

During April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and did not have a material impact on the Company’s financial position or results of operations.

2. ACQUISITIONS

See Note 16 regarding an acquisition which took place subsequent to year-end.

On March 31, 2003, the Company acquired the outstanding shares of Verdot Industrie of Riom, France for approximately $6 million. The Company has included these operations in its Life Science segment. The Company has completed its evaluation of purchased assets, including intangible assets, and liabilities and has not assigned any value to goodwill.

On June 28, 2002, the Company purchased for cash the microarray and robotics technologies business of Virtek Biotech Inc., a subsidiary of Virtek Vision International Inc. of Waterloo, Ontario, Canada. Bio-Rad acquired the assets, including intangible assets, for approximately $7 million and has included these operations in its Life Science segment. The Company did not assign any value to goodwill.

3. INVESTMENTS

The Company purchased shares of ordinary voting stock of Sartorius AG, of Goettingen, Germany, a process technology supplier to the biotechnology, pharmaceutical, chemical and food and beverage industries for approximately $10.4 million in 2003. The Company accounts for this investment on the cost method.

In December 1997, Bio-Rad began investing in Instrumentation Laboratory, S.p.A. (IL), an Italian based clinical diagnostics company. At December 31, 2003, Bio-Rad held approximately 13% of the outstanding stock of IL. A privately held company based in Spain controls approximately 84% of the outstanding stock of IL. The most recently filed financial statements for IL are as of November 30, 2002.

Based on a combination of many factors, including the lack of current financial information and IL’s continued losses, the Company has determined that its investment has been other than temporarily impaired. The Company recorded a $9.4 million write-down of its investment in IL during 2001. As of December 31, 2002, the Company valued its investment in IL at $6.4 million. As of December 31, 2003 the value of $6.4 million remains the Company’s expected value of its investment. Although management believes that this investment is realizable, there is a possibility that future events may cause further impairment of this investment.

4. GOODWILL AND OTHER PURCHASED INTANGIBLE ASSETS

In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recognition and measurement of goodwill and other intangible assets subsequent to their acquisition, provides that intangible assets with finite useful lives will be amortized, and that goodwill and intangible assets with indefinite lives will not be amortized. The provisions of the standard also require goodwill to be tested at least annually for impairment.

The Company adopted SFAS No. 142 on January 1, 2002. At that date, the Company stopped the amortization of goodwill, with a net carrying value of $77.7 million, and annual amortization of approximately $7.7 million that had resulted from purchases of businesses completed prior to the adoption of SFAS No. 141. The transition impairment test for goodwill was performed as of January 1, 2002. No impairment loss was recorded in fiscal 2003 or 2002. Additionally, intangible assets that do not meet the criteria for recognition apart from goodwill must be reclassified to goodwill. As a result of the Company’s analysis, no reclassification of intangible assets to goodwill was required.

Goodwill balances have been included in corporate for segment reporting purposes in Note 14.

The Company has no intangible assets with indefinite lives. Information regarding the Company’s identifiable purchased intangible assets is as follows (in millions):

	December 31, 2003
	Average Useful Life	Carrying Amount	Accumulated Amortization	Net
Patents	16 years	$4.2	$0.4	$3.8
Other	6 years	9.9	1.4	8.5

Total		$14.1	$1.8	$12.3

	December 31, 2002
	Average Useful Life	Carrying Amount	Accumulated Amortization	Net
Patents	16 years	$3.5	$0.1	$3.4
Other	5 years	2.3	0.2	2.1

Total		$5.8	$0.3	$5.5

Recorded intangible asset amortization expense for the years ended December 31, 2003 and 2002 was $1.3 million and $0.3 million, respectively. Estimated intangible asset amortization expense (based on existing intangible assets) for the years ended December 31, 2004, 2005, 2006, 2007, and 2008 is $1.6 million, $1.6 million, $1.6 million, $1.7 million and $1.3 million, respectively.

5. NOTES PAYABLE AND LONG-TERM DEBT

Notes payable include local credit lines maintained by the Company’s subsidiaries aggregating approximately $40.4 million, of which $30.2 million was unused at December 31, 2003. At December 31, 2002 these lines aggregated approximately $30.9 million, of which $24.2 million was unused. The weighted average interest rate on these lines was 8.1% and 9.1% at December 31, 2003 and 2002, respectively. Bio-Rad Laboratories, Inc. guarantees most of these credit lines.

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The principal components of Long-term debt are as follows (in millions):

	December 31,
	2003	2002
Senior Subordinated Notes	$225.0	$105.3

Other debt	—	1.1
Capitalized leases	1.0	0.2

	226.0	106.6
Less current maturities	(0.2)	(0.8)

Long-term debt	$225.8	$105.8

In August 2003, the Company sold $225.0 million principal amount of Senior Subordinated Notes due 2013. The notes pay a fixed rate of interest of 7.5% per year. The Company has the option to redeem any or all of the notes at any time prior to August 15, 2008 at a redemption price equal to 100% of the principal amount of the notes plus the “applicable premium” (as defined by the indenture) plus accrued and unpaid interest and certain other charges. The notes may be redeemed in whole or in part after August 15, 2008 and before August 15, 2009 at a redemption price of 103.75%; after August 15, 2009 and before August 15, 2010 at a redemption price of 102.50%; for the interim period to August 15, 2011 at 101.25%; thereafter at 100%. The Company’s obligations under the notes are not secured and rank junior to all the Company’s existing and future senior debt.

Through July 2003, the Company repurchased in the open market $17.3 million (par value) of its Senior Subordinated Notes due in 2007 at an expense, including interest, unamortized issue costs and unamortized original issue discount of $2.5 million. The remaining $88.7 million (par value) of Senior Subordinated Notes due in 2007 were tendered and repurchased with a portion of the proceeds from the sale of the 7.5% Senior Subordinated Notes at an expense, including interest, unamortized issue costs and unamortized original discount of $11.6 million. This expense is included in interest expense.

During 2003, the Company also negotiated a new five-year $150.0 million revolving credit facility to replace its $100.0 million revolving credit facility. The new credit facility is secured by substantially all of the Company’s personal property assets and the assets of its domestic subsidiaries and 65% of the capital stock of certain foreign subsidiaries. It is guaranteed by all of its existing and future domestic subsidiaries (other than immaterial domestic subsidiaries as defined for purposes of the new credit facility). The Company terminated its existing credit facility simultaneously with the closing of its new facility. Interest varies upon a number of factors including the duration of the specific borrowing and is based upon either the Eurodollar, the Federal Funds effective or the Company corporate based rate.

The new credit facility and the Senior Subordinated Notes require the Company, among other things, to comply with certain financial ratios and covenants. These covenants include a leverage ratio test, an interest coverage test and a consolidated net worth test. There are also restrictions on the Company’s ability to declare or pay dividends, incur debt, guarantee debt, enter into transactions with affiliates, merge or consolidate, sell assets, make investments, create liens and prepay subordinated debt. The Company was in compliance with all financial ratios as of December 31, 2003.

Maturities of long-term debt at December 31, 2003, are as follows: 2004—$0.2 million; 2005—$0.3 million; 2006—$0.2 million; 2007—$0.2 million; 2008—$0.1 million; thereafter—$225.0 million.

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. INCOME TAXES

The U.S. and international components of income from continuing operations before taxes are as follows (in millions):

	Year Ended December 31,
	2003	2002
U.S.	$43.6	$37.6
International	71.8	67.6

Income from continuing operations before taxes	$115.4	$105.2

The provision (benefit) for income taxes consists of (in millions):

	Year Ended December 31,
	2003	2002
Current:
U.S. Federal	$8.6	$11.8
International	33.8	31.0
U.S. State	1.1	1.0

	43.5	43.8
Deferred:
U.S. Federal	$(3.0)	$(2.3)
International	(1.8)	(4.2)
U.S. State	(0.6)	(0.6)

	(5.4)	(7.1)

Provision for income taxes	$38.1	$36.7

The Company’s income tax provision differs from the amount computed by applying the U.S. federal statutory rate to income from continuing operations before taxes as follows:

	Year Ended December 31,
	2003	2002
U. S. statutory tax rate	35%	35%
Foreign Sales Corporation/EIE tax benefit	(2)	(2)
Difference between U.S. and foreign tax rates (net of foreign tax credits)	(1)	2
Loss carryforwards utilized	—	(1)
Foreign losses not benefited	1	2
Capital loss not benefited	—	1
Decrease in tax reserves	(1)	(1)
Other	1	(1)

Provision for income taxes	33%	35%

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in millions):

	Year Ended December 31,
	2003	2002
Deferred tax assets:
Reserves for obsolete inventory, warranty, royalty and bad debts	$17.7	$11.5
Elimination of intercompany profit	9.4	7.8
Retirement reserve and vacation pay	7.8	5.5
Tax benefit of loss carryforwards	8.4	8.5
Basis difference in investment	4.1	4.1
State tax credit carryforward	5.2	4.5
Other	8.3	8.1

	60.9	50.0
Valuation allowance	(14.4)	(12.9)

Deferred tax assets	$46.5	$37.1

Deferred tax liabilities:
Deferred gain on condemnation	$6.1	$2.9
Foreign exchange unrealized gain	3.4	—
Development cost of Hercules facility	1.3	1.5
Other	3.2	5.4

Deferred tax liabilities	$14.0	$9.8

At December 31, 2003, Bio-Rad’s international subsidiaries had combined net operating loss carryforwards of $12.1 million. A portion of these loss carryforwards will expire in the following years: 2007—$0.1 million; and 2008—$0.1 million. The remainder of these loss carryforwards have no expiration date. The utilization of these carryforwards is limited to the separate taxable income of each individual subsidiary.

At December 31, 2003, Bio-Rad had an unutilized domestic net operating loss carryforward of $14.7 million. The loss carryforward will expire in the year 2018. The utilization of the loss carryforward is limited to Bio-Rad’s domestic taxable income. At December 31, 2003, Bio-Rad had a California tax credit carryforward of $5.2 million. The credit carryforward has no expiration date. The utilization of the tax credit carryforward is limited to the extent Bio-Rad has California taxable income.

The valuation allowance is needed to reduce the deferred tax assets to an amount that is more likely than not to be realized. The net change in the valuation allowance in 2003 was an increase of $1.5 million, primarily resulting from an increase in foreign loss carryforwards whose utilization is uncertain. The net change in 2002 was a decrease of $4.4 million primarily resulting from the utilization of tax loss carryforwards.

Bio-Rad does not provide for taxes which would be payable if the cumulative undistributed earnings of its international subsidiaries, approximately $163 million at December 31, 2003, were remitted to the U.S. parent company. Unless it becomes advantageous for tax or foreign exchange reasons to remit a subsidiary’s earnings, such earnings are indefinitely reinvested in subsidiary operations. The withholding tax and U.S. federal income taxes on these earnings, if remitted, would in large part be offset by tax credits.

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. STOCKHOLDERS’ EQUITY

The Company’s outstanding stock consists of Class A Common Stock (Class A) and Class B Common Stock (Class B). Each share of Class A and Class B participates equally in the earnings of Bio-Rad, and is identical in most respects except that Class A has limited voting rights. Each share of Class A is entitled to one-tenth of a vote on most matters, and each share of Class B is entitled to one vote. Additionally, Class A stockholders are entitled to elect 25% of the Board of Directors and Class B stockholders are entitled to elect the balance of the directors. Cash dividends may be paid on Class A shares without paying a cash dividend on Class B shares but no cash dividend may be paid on Class B shares unless at least an equal cash dividend is paid on Class A shares. Class B shares are convertible at any time into Class A shares on a one-for-one basis at the option of the stockholder.

8. STOCK OPTION AND PURCHASE PLANS

STOCK OPTION PLANS

The Company maintains stockholder approved incentive and non-qualified stock option plans for officers and certain other key employees. No options have been issued to non-employees.

Under the Amended 1994 Stock Option Plan, the Company may grant options to its employees for up to 3,550,000 shares of common stock provided that no option shall be granted after March 1, 2004. Under the plans, Class A and Class B options are granted at prices not less than fair market value on the date of grant. Generally, options granted have a term of 10 years and vest in increments of 25% per year over a four-year period on the yearly anniversary date of the grant. For options granted after January 1, 2001, options vest in increments of 20% over a five-year period on the yearly anniversary date of the grant. At December 31, 2003, 918,545 shares remain available to be granted.

In April of 2003, stockholders approved the 2003 Stock Option Plan of Bio-Rad Laboratories, Inc. (the Plan). The Plan authorizes the grant to employees of incentive stock options and non-qualified stock options. A total of 1,675,000 shares have been reserved for issuance and may be of either Class A or Class B Common Stock. No options have been granted from this plan during 2003.

Pro forma compensation costs are calculated for the fair value of the employees’ purchase rights, which was estimated using the Black-Scholes method. For purposes of the pro forma disclosures, the estimated fair value of the options granted is amortized to expense over the options’ vesting period.

The fair value of options granted was estimated using the Black-Scholes model with the following weighted average assumptions:

	Year Ended December 31,
	2003	2002
Expected volatility	37%	35%
Risk-free interest rate	2.65%	3.99%
Expected life (in years)	4.2	4.2
Expected dividend	—	—

See Note 1 for a description of the effect of the pro forma compensation expense derived using the fair value method on the Company’s results.

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Activity under the 1994 Plan is summarized below (amounts reported in the Price columns represent the weighted average exercise price):

	Year Ended December 31,
	2003		2002
	Shares	Price	Shares	Price
Outstanding at beginning of year	1,591,832	$15.84	1,572,701	$11.80
Granted	302,993	35.71	379,500	28.85
Exercised	(222,699)	12.58	(350,549)	11.67
Forfeited	(89,211)	16.57	(9,820)	10.90
Expired	—	—	—	—

Outstanding at end of year	1,582,915	$20.04	1,591,832	$15.84

Options exercisable at year-end	780,415	$13.22	677,149	$12.39

Weighted average fair value of options granted during the year	$11.85		$9.75

The following summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/03	Weighted Average Remaining Contractual Life		Weighted Average Exercise Price	Number Exercisable at 12/31/03	Weighted Average Exercise Price
$ 9.50 - $ 11.31	453,561	5.87	years	$10.72	319,192	$10.69
$ 11.57 - $ 15.82	459,691	4.33		12.71	378,540	12.85
$ 16.32 - $ 35.50	585,530	8.08		30.67	82,283	24.65
$ 36.00 $ 39.60	84,133	8.74		36.30	400	37.23

	1,582,915	6.39		20.04	780,415	13.22

EMPLOYEE STOCK PURCHASE PLAN

The Company has an employee stock purchase plan that provides that eligible employees may contribute up to 10% of their compensation up to $25,000 annually toward the quarterly purchase of the Company’s Class A common stock. The employees purchase price is 85% of the lesser of the fair market value of the stock on the first business day or the last business day of each calendar quarter. No compensation expense is recorded in connection with the plan. The Company has authorized the sale of 1,890,000 shares of common stock under the plan.

The Company sold 71,314 shares for $2.4 million and 66,992 shares for $1.8 million under the plan to employees in 2003 and 2002, respectively. The weighted average fair value of purchase rights granted in 2003 and 2002 was $9.76 and $8.41, respectively. At December 31, 2003, 269,239 shares remain authorized under the plan.

The fair value of the employees’ purchase rights was estimated using the Black-Scholes model with the following assumptions:

	Year Ended December 31,
	2003	2002
Expected volatility	41.86%	44.19%
Risk-free interest rate	.93%	1.58%
Expected life (in years)	.25	.25
Expected dividend	—	—

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

See Note 1 for a description of the effect of the pro forma compensation expense derived using the fair value method on the Company’s results.

9. EARNINGS PER SHARE

Weighted average shares used for diluted earnings per share include the dilutive effect of outstanding stock options of 894,000 and 917,000 shares for the years ended December 31, 2003 and 2002, respectively.

There were no anti-dilutive shares for 2003 and 2002.

10. OTHER INCOME AND EXPENSE

Other income (expense), net includes the following components (in millions):

	Year Ended December 31,
	2003	2002
Write-down of investments	$—	$(5.0)
Interest income	2.1	4.0
Miscellaneous other items	.9	1.7

Other income	$3.0	$0.7

11. SUPPLEMENTAL CASH FLOW INFORMATION

The reconciliation of net income to net cash provided by operating activities is as follows (in millions):

	Year Ended December 31,
	2003	2002
Income from continuing operations	$77.3	$68.5
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation	40.0	36.9
Amortization	2.0	1.1
Foreign currency hedge transactions, net	15.0	2.3
Gains on dispositions of marketable securities	(0.3)	(0.1)
(Increase) decrease in accounts receivable, net	10.0	(0.7)
Increase in inventories, net	(8.2)	(16.2)
Increase in other current assets	(14.2)	(12.1)
Increase (decrease) in accounts payable and other current liabilities	(1.6)	13.0
Decrease in income taxes payable	(5.6)	(6.9)
Increase (decrease) in deferred taxes	(8.0)	13.7
Loss on sale of spectroscopy business and write-down of investments	—	5.0
Debt retirement costs on 11 5/8% bonds	9.5	—
Other	12.8	1.9

Net cash provided by continuing operations	128.7	106.4

Discontinued operations	(1.1)	(0.6)

Net cash provided by operating activities	$127.6	$105.8

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. COMMITMENTS AND CONTINGENT LIABILITIES

RENTS AND LEASES

Net rental expense under operating leases was $23.0 million in 2003 and $19.5 million in 2002. Leases are principally for facilities and automobiles.

Annual future minimum lease payments at December 31, 2003, under operating leases are as follows: 2004—$18.7 million; 2005—$13.5 million; 2006—$8.4 million; 2007—$6.1 million; 2008—$3.2 million; subsequent to 2008—$2.9 million.

DEFERRED PROFIT SHARING RETIREMENT PLAN

The Company has a profit sharing plan covering substantially all U.S. employees. Contributions are made at the discretion of the Board of Directors. Bio-Rad has no liability other than for the current year’s contribution. Contributions charged to income were $6.5 million and $4.8 million and in 2003 and 2002, respectively.

FOREIGN EXCHANGE CONTRACTS

The Company enters into forward foreign exchange contracts as an economic hedge against foreign currency denominated intercompany receivables and payables. At December 31, 2003, the Company had contracts maturing in January through March 2004 to sell foreign currency with a nominal value of $96.7 million and an unrealized loss of $0.1 million. Contracts to purchase foreign currency had a nominal value of $26.9 million with an unrealized loss of $0.1 million.

INSURANCE

The Company carries a deductible for workers’ compensation and a portion of its group health insurance cost. Accruals for losses are based on the Company’s claims experience and actuarial assumptions followed in the insurance industry. Should a greater amount of claims occur compared to the Company’s estimates or cost of medical care increase beyond what has been anticipated, reserves recorded may not be sufficient and additional charges to income may be required.

LETTERS OF CREDIT

In the ordinary course of business, the Company is at times required to post letters of credit. These letters of credit are required by certain insurance companies to ensure payments of certain charges. The Company was contingently liable for approximately $4.6 million of standby letters of credit with banks as of December 31, 2003.

TAXES

Settlement of open tax years, as well as tax issues in other countries where the Company conducts its business, are not expected to have a material effect on the consolidated financial position or liquidity of the Company and, in the opinion of management, adequate provision has been made for income and franchise taxes for all years under examination or subject to future examination.

13. LEGAL PROCEEDINGS

The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. The Company does not believe that any ultimate liability resulting from any of these lawsuits will have a material adverse effect on its results of operations, financial position or liquidity. However, the Company

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

cannot give any assurance regarding the ultimate outcome of these lawsuits and their resolution could be material to the Company’s operating results for any particular period, depending upon the level of income for the period.

14. SEGMENT INFORMATION

Bio-Rad is a multinational manufacturer and worldwide distributor of life science research products and clinical diagnostics products. Bio-Rad has two reportable segments: Life Science and Clinical Diagnostics. These reportable segments are strategic business lines that offer different products and services and require different marketing strategies.

The Life Science segment develops, manufactures, sells and services reagents, apparatus and instruments used for biological research. These products are sold to university and medical school laboratories, pharmaceutical and biotechnology companies, food testing laboratories and government and industrial research facilities.

The Clinical Diagnostics segment develops, manufactures, sells and services automated test systems, informatics systems, test kits and specialized quality controls for the healthcare market. These products are sold to reference laboratories, hospital laboratories, state newborn screening facilities, physicians office laboratories, transfusion laboratories, and insurance and forensic testing laboratories.

The remainder of the Company’s former Analytical Instruments segment is included in Other Operations. The material product lines of this segment have been sold.

The accounting policies of the segments are the same as those described in Significant Accounting Policies (see Note 1). Segment profit or loss used for corporate management purposes includes an allocation of corporate expense based upon sales and an allocation of interest expense based upon accounts receivable and inventories. Segments are expected to manage only assets completely under their control. Accordingly, segment assets include primarily accounts receivable, inventories and gross machinery and equipment. Goodwill balances have been included in corporate for segment reporting purposes.

Information regarding industry segments at December 31, 2003 and 2002 and for the years then ended is as follows (in millions):

		Life Science	Clinical Diagnostics	Other Operations
Segment net sales	2003 2002	$456.2 401.8	$514.8 455.4	$8.6 7.8

Allocated interest expense	2003 2002	$6.7 8.8	$9.6 12.4	$0.1 0.1

Depreciation and amortization	2003 2002	$10.3 8.3	$29.2 27.4	$0.3 0.2

Segment profit (loss)	2003 2002	$73.2 76.0	$59.8 41.9	$(0.2 (1.6	) )

Segment assets	2003 2002	$252.7 225.1	$379.5 336.4	$5.0 4.7

Capital expenditures	2003 2002	$36.2 10.9	$30.7 29.7	$0.1 0.1

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The difference between total segment allocated interest expense, depreciation and amortization, and capital expenditures and the corresponding consolidated amounts is attributable to the Company’s corporate headquarters. The following reconciles total segment profit to consolidated income before taxes (in millions):

	Year Ended December 31,
	2003	2002
Total segment profit	$132.8	$116.3
Other income, net	3.0	0.7
Foreign exchange losses	(4.1)	(5.4)
Costs related to bond redemption	(14.6)	(6.9)
Net corporate operating, interest and other income and expense not allocated to segments	(1.7)	0.5

Consolidated income from continuing operations before taxes	$115.4	$105.2

The following reconciles total segment assets to consolidated total assets (in millions):

	December 31,
	2003	2002
Total segment assets	$637.2	$566.2
Cash and other current assets	247.1	87.6
Net property, plant and equipment excluding segment specific gross machinery and equipment	(34.3)	(45.8)
Goodwill	69.5	69.5
Other long-term assets	67.4	43.2

Total assets	$986.9	$720.7

The following presents sales to external customers by geographic area based primarily on the location of the use of the product or service (in millions):

	Year Ended December 31,
	2003	2002
Europe	$434.5	$363.4
Pacific Rim	159.8	142.6
United States	335.2	307.8
Other (primarily Canada and Latin America)	50.1	51.2

Total sales	$979.6	$865.0

The following presents long-lived assets by geographic area based upon the location of the asset (in millions):

	Year Ended December 31,
	2003	2002
Europe	$48.4	$31.8
Pacific Rim	7.5	7.2
United States	254.4	216.2
Other (primarily Canada and Latin America)	5.7	5.2

Total long-lived assets	$316.0	$260.4

BIO-RAD LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. QUARTERLY FINANCIAL DATA—(UNAUDITED)

Summarized quarterly financial data for 2003 and 2002 are as follows (in millions, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003
Net sales	$240.4	$239.3	$241.8	$258.1
Gross profit	140.7	135.0	135.0	145.5
Net income	26.4	21.0	9.7	19.1
Basic earnings per share	$1.04	$0.83	$0.38	$0.75
Diluted earnings per share	$1.01	$0.80	$0.37	$0.73

2002
Net sales	$204.8	$208.6	$218.3	$233.3
Gross profit	119.3	120.0	126.8	133.5
Net income	18.8	16.2	16.6	16.3
Basic earnings per share	$0.75	$0.65	$0.66	$0.64
Diluted earnings per share	$0.73	$0.62	$0.64	$0.62

As stated in Note 17, the Company sold a group of the Life Science Division’s assets and transferred certain liabilities. The quarterly financial data has been restated for the effects of this sale. A reconciliation to previously reported quarterly financial data is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003
Net Sales	$240.4	$239.3	$241.8	$258.1
Sales of Discontinued Operations	5.6	4.2	5.9	8.1

Net Sales Previously Reported	246.0	243.5	247.7	266.2

Gross Profit	$140.7	$135.0	$135.0	$145.5
Gross Profit of Discontinued Operations	2.0	1.4	2.4	3.4

Gross Profit Previously Reported	142.7	136.4	137.4	148.9

2002
Net Sales	$204.8	$208.6	$218.3	$233.3
Sales of Discontinued Operations	5.4	6.0	6.6	9.7

Net Sales Previously Reported	210.2	214.6	224.9	243.0

Gross Profit	$119.3	$120.0	$126.8	$133.5
Gross Profit of Discontinued Operations	2.0	2.3	2.2	3.4

Gross Profit Previously Reported	121.3	122.3	129.0	136.9

16. SUBSEQUENT EVENT

On March 4, 2004, the Company purchased for cash the controls business of Hematronix, Inc. of Plano, Texas. Bio-Rad acquired tangible and intangible assets of approximately $17 million and assumed certain liabilities.

17. DISCONTINUED OPERATIONS

On May 31, 2004, the Company sold a group of the Life Science Division’s assets and transferred certain liabilities that comprise a substantial portion of the Company’s confocal microscopy product line to Carl Zeiss Jena GMBH. Proceeds received were $19.8 million and costs included net assets of $5.7 million, lease settlements of $6.7 million and severance, legal and other costs of $1.7 million resulting in a pre-tax gain of $5.7 million. Payments on the lease liabilities will continue until 2008. All other costs should be settled by December 31, 2004.

As required by SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” with this disposition the results of operations for this component for current and prior periods have been reclassified and presented as a separate line on the income statement titled “Discontinued Operations.”

The discontinued operations generated net sales of $23.8 million and $27.7 million for the twelve months ended December 31, 2003 and 2002, respectively. The pre-tax operating losses attributable to the discontinued operations for the twelve months ended December 31, 2003 and 2002 were $1.7 million and $0.8 million, respectively.